Exhibit 3.1

KAYA HOLDINGS, INC.

CERTIFICATE OF DESIGNATION

OF

SERIES D CONVERTIBLE PREFERRED STOCK

KAYA HOLDINGS, INC., a Delaware corporation (the “Corporation”), acting pursuant to Section 151 of the Delaware General Corporation Law, does hereby submit the following Certificate of Designation of Series and Determination of Rights, Preferences, Powers, Restrictions and Limitations of Series D Convertible Preferred Stock (the “Certificate”).

FIRST:       The name of the Corporation is Kaya Holdings, Inc.

SECOND: At a duly called and held meeting of the Board of Directors of the Company, the following resolutions were adopted:

WHEREAS, the Company’s Certificate of Incorporation, as amended, authorizes Preferred Stock consisting of 10,000,000 shares, par value $0.0001 per share, issauable from time to time in one or more series; and

WHEREAS, the Board of Directors of the Company is authorized, subject to limitations prescribed by law and by the provisions of Article IV of the Company’s Certificate of Incorporation, as amended, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series; and

WHEREAS, it is the desire of the Board of Directors to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series;

NOW, THEREFORE BE IT RESOLVED, that pursuant to Article IV of the Company’s Certificate of Incorporation, as amended. there is hereby established a new series of 40 shares of Series D Convertible Preferred Stock of the Company (the “Series D Preferred Stock”) to have the designation, rights, preferences, powers, restrictions and limitations set forth in a supplement to Article IV as follows:

1. Dividends and Distributions. In connection with any dividends or distributions of capital or profit declared or issued by the Company, each share of issued and outstanding Series D Preferred Stock shall have rights and preferences equal to one percent (1%) of the Company’s Fully Diluted Capitalization as of the record date for any such dividend or distribution. As used in this Certificate of Designation, “Fully Diluted Capitalization” means the number of issued and outstanding shares of the Company's common stock, $.0001 par value (the “Common Stock”), assuming the conversion or exercise of all of the Company's outstanding convertible or exercisable securities, including shares of convertible preferred stock and all outstanding vested or unvested options or warrants to purchase the Common Stock, but excluding debt securities convertible into the Common Stock.

2. Voting Rights. The holders of shares of Series D Preferred Stock shall have the following voting rights:

(a)     Each share of Series D Preferred Stock shall entitle the holder thereof to such number of votes per share on all matters submitted to a vote of the stockholders of the Company as equal the number of shares of the Common Stock into which the share of Series D Preferred Stock is convertible in accordance with Section 3 hereof as of the record date for such vote.

(b)     Except as otherwise provided herein, in the Certificate of Incorporation, as amended, or by law, the holders of shares of Series D Preferred Stock and the holders of shares of Common Stock and other capital stock of the Company having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Company,

 (c)     Except as set forth herein, or as otherwise provided by law, holders of Series D Preferred Stock shall have no special voting rights and their consent shall not be required, (except to the event they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

3. Conversion Rights. The holders of the Series D Preferred Stock shall have conversion rights as follows:

(a)     Right to Convert. Each share of Series D Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into one percent (1%) of the Company’s Fully Diluted Capitalization as of the Conversion Date (as hereinafter defined).

(b)     Mechanics of Conversion.

(i)	In order to convert shares of Series D Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates for such shares of Series D Preferred Stock at the office of the transfer agent (or at the principal office of the Company if the Company serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares represented by such certificate or certificates, if required by the Company, Certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or his, her or its attorney-in-fact duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent or the Company shall be the conversion date (“Conversion Date”), The Company shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder, or to her nominees, a certificate or certificates for the number of shares of the Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

(ii)	The Company shall at all times during which the Series D Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series D Preferred Stock, such number of its duly authorized shares of the Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series D Preferred Stock.

(iii)	The Company shall pay any and all issue taxes and other similar taxes. that may be payable by the Company on its issue or delivery of shares of Common Stock on conversion of any shares of Series D Preferred Stock. The Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of or any exchange, conversion or recapitalization of shares of the Common Stock in a name other than that in which the Series D Preferred Stock so converted was registered. No such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax, or has established, to the satisfaction of the Company, that such tax has been paid.

(iv)	If any shares of the Common Stock to be reserved for the purpose of conversion of shares of Series D Preferred Stock require registration, listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise, before such shares may be validly issued or delivered upon conversion to the holder immediately prior to conversion, the Company will in good faith and as expeditiously as possible endeavor to secure such registration, listing or approval.

(v)	All shares of the Common Stock which may be issued upon conversion of the shares of Series D Preferred Stock will, upon issuance by the Company, be validly issued, fully paid, non-assessable, and free from all taxes, lien and charges with respect to their issuance due to any act of the Company.

(vii)	All certificates of a series of Series D Preferred Stock surrendered for conversion shall be appropriately canceled on the books of the Company and the shares so converted represented by such certificates shall be restored to the status of authorized but unissued shares of such series of Series D Preferred Stock of the Company.

4. Reacquired Shares. Any Shares of Series D Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock or Common Stock as the Board of Directors may determine. If reclassified as Preferred Stock, the shares may be issued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, as amended or in any other Certificate of Designation creating a series of Preferred Stock or any similar stock or as otherwise required by law,

5. Liquidation, Dissolution or Winding Up.

(a)     Upon any liquidation, dissolution or winding up of the Company the holders of shares of Series D Preferred Stock shall be entitled to receive an aggregate distribution amount per share equal the distribution that would be payable to the holder if the Series D Preferred Stock were converted in accordance with Section 3 hereof as of the record date for such distribution.

(b)     The merger or consolidation of the Company into or with another corporation or other entity or any other corporate reorganization in which the Company shall not be the continuing or surviving entity of such consolidation, merger or reorganization, the sale of all or substantially all the assets of the Company, or a transaction or series of related transactions by the Company in which in excess of fifty percent (50%) of the Company's voting power is transferred, shall be deemed to be a liquidation, dissolution or winding up of the Company.

6. Consolidation, Merger, etc. Notwithstanding anything to the contrary contained herein, in case the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock securities, cash and/or any other property, then in any such case each share of Series D Preferred Stock shall at the same time be similarly exchanged or changed into the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, assuming that the Series D Preferred Stock was converted into the Common Stock in accordance with Section 3 hereof as of the effective date of such transaction

7. No Redemption. The shares of Series D Preferred Stock shall not be redeemable by the Company.

8. Rank. The Series D Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, equal to the Common Stock and junior to all series of any other class of the Preferred Stock issued either before or after the issuance of the Series D Preferred Stock, unless the terms of any such series shall provide otherwise.

9. Amendment. At such time as any shares of Series D Preferred Stock are outstanding, the Certificate of Incorporation of the Company, as amended, shall not be further amended in any manner, whether by reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, which would materially alter or change the powers, preferences or special rights of the Series D Preferred Stock so as to affect them adversely without affirmative vote of the holders of at least a majority of the outstanding shares of Series D Preferred Stock, voting as a separate class. The Company will at all times take such action as may be necessary or appropriate in order to protect the conversion rights and other rights of the holders of the Series D Preferred Stock against impairment.

10. Fractional Shares. Series D Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distribution and have the benefit of all other rights of holders of Series D Preferred Stock.

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by its President and Chief Executive Officer this 27th day of December, 2021.

KAYA HOLDINGS, INC.

By: /s/ Craig Frank

Craig Frank, President and Chief Executive Officer